UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I

(Amendment No. 1)
(Rule 13e-4)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

RF Micro Devices, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, No Par Value
(Title of Class of Securities)

749941100
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Robert A. Bruggeworth
President and Chief Executive Officer
RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409
(336) 664-1233
(Name, address and telephone number of person authorized to
receive notices and communications on behalf of filing person)

Copy to:

Ross H. Parr
Womble Carlyle Sandridge & Rice, PLLC
3500 One Wachovia Center
301 South College Street
Charlotte, North Carolina 28202-6037
(704) 331-4925

CALCULATION OF FILING FEE

Transaction Value*	Amount of Filing Fee*

$32,106,591.54	$3,778.95

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 18,170,764 shares of common stock of RF Micro Devices, Inc. having an aggregate value of $32,106,591.54 as of June 27, 2005, will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the use of a binomial valuation model. The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $117.70 for each $1,000,000 of the value of the transaction and was previously paid in connection with the Schedule TO-I filed with the Securities and Exchange Commission on July 11, 2005.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable
Form or Registration No.: Not applicable
Filing Party: Not applicable
Date Filed: Not applicable

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☑	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 12. Exhibits
SIGNATURE
INDEX TO EXHIBITS
EX-(A)(1)(XXII)
EX-(A)(1)(XXIII)
EX-(A)(1)(XXIV)

EXPLANATORY NOTE

This Amendment No. 1 to Tender Offer Statement on Schedule TO-I amends and supplements the offer by RF Micro Devices, Inc., a North Carolina corporation (“RFMD”) to certain employees to exchange some or all of their outstanding stock options to purchase shares of RFMD common stock, no par value (the “Common Stock”), granted under the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan (the “2003 Plan”), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan and the Resonext Communications, Inc. 1999 Stock Plan (collectively, the “Option Plans”), with exercise prices equal to or greater than $5.38 per share (the “Eligible Options”), for new options for a lesser number of shares (the “New Options”) with an exercise price equal to the closing price of RFMD’s common stock as reported by the Nasdaq National Market on the trading date immediately preceding the date that New Options are granted (the “Option Exchange Program”). All New Options issued upon completion of the Option Exchange Program and in accordance with the terms of the Offer to Exchange Certain Outstanding Options to Purchase Common Stock, dated July 11, 2005 and as amended from time to time (the “Offer to Exchange”) and the related documents filed herewith, as such may be amended from time to time (the “Disclosure Documents”), will be granted under the 2003 Plan and shares subject to Eligible Options that become available under the Option Plans due to cancellations or forfeitures will be issuable under the 2003 Plan in accordance with its terms and the terms of the applicable option agreement. RFMD’s current Chief Executive Officer and its other four most highly compensated executive officers, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program. All other employees with Eligible Options will be eligible to participate and are collectively referred to as the “Eligible Employees.”

Item 12. Exhibits.

Exhibit (a)(1)(xxii) is added to provide the pages of an employee webcast presentation, available to all employees on the RFMD intranet website, that highlights certain aspects of the Option Exchange Program.

Exhibit (a)(1)(xxiii) is added to provide the script that accompanies the employee webcast presentation.

Exhibit (a)(1)(xxiv) is added to provide the text of an employee communication sent by Suzanne Rudy, Vice President and Corporate Treasurer of RFMD, to inform employees that the webcast presentation relating to the Option Exchange Program is available for viewing.

Exhibit No.	Description
(a)(1)(i)	Offer to Exchange Certain Outstanding Options to Purchase Common Stock, dated July 11, 2005.*

(a)(1)(ii)	Communication to Eligible Employees of RF Micro Devices, Inc. dated July 11, 2005.*

(a)(1)(iii)	Communication to Managers of RF Micro Devices, Inc. dated July 11, 2005.*

(a)(1)(iv)	Letter of Transmittal.*

(a)(1)(v)	Election Form.*

(a)(1)(vi)	Form of Communication to Eligible Employees Participating in the Option Exchange Program Confirming Receipt of Election Form.*

(a)(1)(vii)	Notice of Withdrawal.*

(a)(1)(viii)	Form of Communication to Eligible Employees Confirming Receipt of Notice of Withdrawal Form.*

Exhibit No.	Description
(a)(1)(ix)	Form of Rights Letter to Eligible Employees Participating in the Option Exchange Program.*

(a)(1)(x)	Form of Communication to Eligible Employees Rejecting the Election Form under the Option Exchange Program.*

(a)(1)(xi)	Screen shot of Transcentive Express Desktop Software Stock Option Account Log-in.*

(a)(1)(xii)	Form of Option Agreement for Non-Senior Officer Employees.*

(a)(1)(xiii)	Form of Option Agreement for Non-U.S. Employees (Canada, Denmark, Finland, France, Germany, Japan, the Philippines, Sweden, and Taiwan).*

(a)(1)(xiv)	Form of Option Agreement for Non-U.S. Employees (China).*

(a)(1)(xv)	Form of Option Agreement for Non-U.S. Employees (Korea).*

(a)(1)(xvi)	Form of Option Agreement for Non-U.S. Employees (United Kingdom).*

(a)(1)(xvii)	Form of Option Agreement for Senior Officer Employees.*

(a)(1)(xviii)	Form of Option Agreement Cover Memo from the RF Micro Devices, Inc. Treasury Department.*

(a)(1)(xix)	Form of Confirmation of Election Not to Participate in the Option Exchange Program.*

(a)(1)(xx)	Form of Reminder Communication to Eligible Employees about the Option Exchange Program.*

(a)(1)(xxi)	Form of Communication to Eligible Employees Rejecting the Notice of Withdrawal under the Option Exchange Program.*

(a)(1)(xxii)	Webcast presentation highlighting certain aspects of the Option Exchange Program, which was first made available to employees on July 15, 2005.

(a)(1)(xxiii)	Script relating to webcast presentation highlighting certain aspects of the Option Exchange Program, which was first made available to employees on July 15, 2005.

(a)(1)(xxiv)	Internal employee memorandum from Suzanne Rudy, Vice President and Corporate Treasurer of RF Micro Devices, Inc., dated July 15, 2005, relating to the Option Exchange Program webcast presentation.

(a)(1)(xxv)	RF Micro Devices, Inc. Annual Report on Form 10-K for the period ended April 2, 2005, as filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

(a)(1)(xxvi)	RF Micro Devices, Inc. 2005 Notice of Annual Meeting of Shareholders and Definitive Proxy Statement filed on Schedule 14A, as filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

(a)(1)(xxvii)	Press release dated April 26, 2005.**

(a)(1)(xxviii)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated April 26, 2005.**

(a)(1)(xxix)	Internal manager memorandum from William A. Priddy, Jr., Vice President, Finance

Exhibit No.	Description
and Administration and Chief Financial Officer of RF Micro Devices, Inc., dated April 26, 2005.**

(a)(1)(xxx)	Excerpts from transcript of conference call held on April 26, 2005 at 5:00 p.m. Eastern Time.***

(a)(1)(xxxi)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated June 14, 2005.****

(a)(1)(xxxii)	Employee Frequently Asked Questions, dated June 14, 2005.****

(a)(1)(xxxiii)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated June 29, 2005. *****

(a)(1)(xxxiv)	Additional Definitive Solicitation Material, filed on Schedule 14A with the Securities and Exchange Commission on June 29, 2005 and incorporated herein by reference.*****

(a)(1)(xxxv)	RF Micro Devices, Inc. Intranet “screen shot” from the Treasury Department website, which was first made available to all employees on June 29, 2005. *****

(a)(1)(xxxvi)	RF Micro Devices, Inc. Intranet “screen shot” from the Treasury Department website (Option Exchange Program home page), which was first made available to all employees on June 29, 2005. *****

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(d)(1)	RF Micro Devices, Inc. 2003 Stock Incentive Plan, incorporated by reference to Appendix D to RF Micro Devices, Inc.’s Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 16, 2003.

(d)(2)	RF Micro Devices, Inc. 1999 Stock Incentive Plan, incorporated by reference to Exhibit 99.1 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-93095), as filed with the Securities and Exchange Commission on December 20, 1999.

(d)(3)	RF Micro Devices, Inc. 1997 Key Employee’s Stock Option Plan, incorporated by reference to Exhibit 10.3 to RF Micro Devices, Inc.’s Registration Statement on Form S-1/A (File No. 333-22625), as filed with the Securities and Exchange Commission on April 8, 1997.

(d)(4)	Resonext Communications, Inc. 1999 Stock Plan (as amended and restated effective December 19, 2002), incorporated by reference to Exhibit 99 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-102048), as filed with the Securities and Exchange Commission on December 20, 2002.

(d)(5)	RF Nitro Communications, Inc. 2001 Stock Incentive Plan (as amended and restated effective October 23, 2001), incorporated by reference to Exhibit 99 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-74230), as filed with the Securities and Exchange Commission on November 30, 2001.

Exhibit No.	Description
(d)(6)	Description of Capital Stock, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A (File No. 000-22511), as filed with the Securities and Exchange Commission on May 2, 1997.

(d)(7)	Description of Preferred Share Purchase Rights resulting from the Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A (File No. 000-22511), as filed with the Securities and Exchange Commission on August 14, 2001.

(d)(8)	Amended Description of Preferred Share Purchase Rights, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A/A (File No. 000-22511), as filed with the Securities and Exchange Commission on August 1, 2003.

(d)(9)	Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A, the Form of Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Articles of Amendment setting forth the terms of the Series A Junior Participating Preferred Stock as Exhibit C, incorporated herein by reference to Exhibit 4.1 to RF Micro Devices, Inc.’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 14, 2001.

(d)(10)	First Amendment to Rights Agreement, dated as of July 22, 2003, between RF Micro Devices, Inc., and First Union National Bank, as Rights Agent, incorporated by reference to Exhibit 4.2 to RF Micro Devices, Inc.’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 1, 2003.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed on Schedule TO-I, filed with the Securities and Exchange Commission on July 11, 2005 and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on April 26, 2005 and incorporated herein by reference.

***	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on April 27, 2005 and incorporated herein by reference.

****	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

*****	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on June 29, 2005 and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

RF Micro Devices, Inc.

By:	/s/ Robert A. Bruggeworth

Name:	Robert A. Bruggeworth
Title:	President and Chief Executive Officer

Date:	July 15, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
(a)(1)(i)	Offer to Exchange Certain Outstanding Options to Purchase Common Stock, dated July 11, 2005.*

(a)(1)(ii)	Communication to Eligible Employees of RF Micro Devices, Inc. dated July 11, 2005.*

(a)(1)(iii)	Communication to Managers of RF Micro Devices, Inc. dated July 11, 2005.*

(a)(1)(iv)	Letter of Transmittal.*

(a)(1)(v)	Election Form.*

(a)(1)(vi)	Form of Communication to Eligible Employees Participating in the Option Exchange Program Confirming Receipt of Election Form.*

(a)(1)(vii)	Notice of Withdrawal.*

(a)(1)(viii)	Form of Communication to Eligible Employees Confirming Receipt of Notice of Withdrawal Form.*

(a)(1)(ix)	Form of Rights Letter to Eligible Employees Participating in the Option Exchange Program.*

(a)(1)(x)	Form of Communication to Eligible Employees Rejecting the Election Form under the Option Exchange Program.*

(a)(1)(xi)	Screen shot of Transcentive Express Desktop Software Stock Option Account Log-in.*

(a)(1)(xii)	Form of Option Agreement for Non-Senior Officer Employees.*

(a)(1)(xiii)	Form of Option Agreement for Non-U.S. Employees (Canada, Denmark, Finland, France, Germany, Japan, the Philippines, Sweden, and Taiwan).*

(a)(1)(xiv)	Form of Option Agreement for Non-U.S. Employees (China).*

(a)(1)(xv)	Form of Option Agreement for Non-U.S. Employees (Korea).*

(a)(1)(xvi)	Form of Option Agreement for Non-U.S. Employees (United Kingdom).*

(a)(1)(xvii)	Form of Option Agreement for Senior Officer Employees.*

(a)(1)(xviii)	Form of Option Agreement Cover Memo from the RF Micro Devices, Inc. Treasury Department.*

(a)(1)(xix)	Form of Confirmation of Election Not to Participate in the Option Exchange Program.*

(a)(1)(xx)	Form of Reminder Communication to Eligible Employees about the Option Exchange Program.*

(a)(1)(xxi)	Form of Communication to Eligible Employees Rejecting the Notice of Withdrawal under the Option Exchange Program.*

(a)(1)(xxii)	Webcast presentation highlighting certain aspects of the Option Exchange Program,

Exhibit No.	Description
which was first made available to employees on July 15, 2005.

(a)(1)(xxiii)	Script relating to webcast presentation highlighting certain aspects of the Option Exchange Program, which was first made available to employees on July 15, 2005.

(a)(1)(xxiv)	Internal employee memorandum from Suzanne Rudy, Vice President and Corporate Treasurer of RF Micro Devices, Inc., dated July 15, 2005, relating to the Option Exchange Program webcast presentation.

(a)(1)(xxv)	RF Micro Devices, Inc. Annual Report on Form 10-K for the period ended April 2, 2005, as filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

(a)(1)(xxvi)	RF Micro Devices, Inc. 2005 Notice of Annual Meeting of Shareholders and Definitive Proxy Statement filed on Schedule 14A, as filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

(a)(1)(xxvii)	Press release dated April 26, 2005.**

(a)(1)(xxviii)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated April 26, 2005.**

(a)(1)(xxix)	Internal manager memorandum from William A. Priddy, Jr., Vice President, Finance and Administration and Chief Financial Officer of RF Micro Devices, Inc., dated April 26, 2005.**

(a)(1)(xxx)	Excerpts from transcript of conference call held on April 26, 2005 at 5:00 p.m. Eastern Time.***

(a)(1)(xxxi)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated June 14, 2005.****

(a)(1)(xxxii)	Employee Frequently Asked Questions, dated June 14, 2005.****

(a)(1)(xxxiii)	Internal employee memorandum from Robert A. Bruggeworth, President and Chief Executive Officer of RF Micro Devices, Inc., dated June 29, 2005. *****

(a)(1)(xxxiv)	Additional Definitive Solicitation Material, filed on Schedule 14A with the Securities and Exchange Commission on June 29, 2005 and incorporated herein by reference.*****

(a)(1)(xxxv)	RF Micro Devices, Inc. Intranet “screen shot” from the Treasury Department website, which was first made available to all employees on June 29, 2005. *****

(a)(1)(xxxvi)	RF Micro Devices, Inc. Intranet “screen shot” from the Treasury Department website (Option Exchange Program home page), which was first made available to all employees on June 29, 2005. *****

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

Exhibit No.	Description
(d)(1)	RF Micro Devices, Inc. 2003 Stock Incentive Plan, incorporated by reference to Appendix D to RF Micro Devices, Inc.’s Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 16, 2003.

(d)(2)	RF Micro Devices, Inc. 1999 Stock Incentive Plan, incorporated by reference to Exhibit 99.1 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-93095), as filed with the Securities and Exchange Commission on December 20, 1999.

(d)(3)	RF Micro Devices, Inc. 1997 Key Employee’s Stock Option Plan, incorporated by reference to Exhibit 10.3 to RF Micro Devices, Inc.’s Registration Statement on Form S-1/A (File No. 333-22625), as filed with the Securities and Exchange Commission on April 8, 1997.

(d)(4)	Resonext Communications, Inc. 1999 Stock Plan (as amended and restated effective December 19, 2002), incorporated by reference to Exhibit 99 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-102048), as filed with the Securities and Exchange Commission on December 20, 2002.

(d)(5)	RF Nitro Communications, Inc. 2001 Stock Incentive Plan (as amended and restated effective October 23, 2001), incorporated by reference to Exhibit 99 to RF Micro Devices, Inc.’s Registration Statement on Form S-8 (File No. 333-74230), as filed with the Securities and Exchange Commission on November 30, 2001.

(d)(6)	Description of Capital Stock, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A (File No. 000-22511), as filed with the Securities and Exchange Commission on May 2, 1997.

(d)(7)	Description of Preferred Share Purchase Rights resulting from the Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A (File No. 000-22511), as filed with the Securities and Exchange Commission on August 14, 2001.

(d)(8)	Amended Description of Preferred Share Purchase Rights, incorporated by reference to RF Micro Devices, Inc.’s Registration Statement on Form 8-A/A (File No. 000-22511), as filed with the Securities and Exchange Commission on August 1, 2003.

(d)(9)	Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A, the Form of Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Articles of Amendment setting forth the terms of the Series A Junior Participating Preferred Stock as Exhibit C, incorporated herein by reference to Exhibit 4.1 to RF Micro Devices, Inc.’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 14, 2001.

(d)(10)	First Amendment to Rights Agreement, dated as of July 22, 2003, between RF Micro Devices, Inc., and First Union National Bank, as Rights Agent, incorporated by reference to Exhibit 4.2 to RF Micro Devices, Inc.’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on August 1, 2003.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed on Schedule TO-I, filed with the Securities and Exchange Commission on July 11, 2005 and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on April 26, 2005 and incorporated herein by reference.

***	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on April 27, 2005 and incorporated herein by reference.

****	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on June 14, 2005 and incorporated herein by reference.

*****	Previously filed with the Preliminary Communications on Schedule TO-C, filed with the Securities and Exchange Commission on June 29, 2005 and incorporated herein by reference.